Earnings Release

Company Contact:	First Potomac Realty Trust
Jaime N. Marcus	7600 Wisconsin Avenue
Director, Investor Relations	11th Floor
(301) 986-9200	Bethesda, MD 20814
jmarcus@first-potomac.com	www.first-potomac.com

FIRST POTOMAC REALTY TRUST REPORTS
SECOND QUARTER 2015 RESULTS

Announces Plan to Enhance Shareholder Value through Selective Asset Monetization and Enhanced Corporate Governance

BETHESDA, MD. (July 30, 2015) - First Potomac Realty Trust (NYSE: FPO), a leader in the ownership, management, development and redevelopment of office and business park properties in the greater Washington, D.C. region, reported results for the three and six months ended June 30, 2015.

Second Quarter 2015 and Subsequent Highlights

•	Reported Core Funds From Operations of $15.2 million, or $0.25 per diluted share.

•	Increased same-property net operating income by 5.2% on an accrual basis and 7.0% on a cash basis compared with the same period in 2014.

•	Executed 197,000 square feet of leases, including 92,000 square feet of new leases.

•	Leased percentage in consolidated portfolio was 91.0% as compared with 89.5% at June 30, 2014.

•	Increased occupied percentage to 89.1% from 86.0% at June 30, 2014, which is the highest level of occupancy we have achieved since the first quarter of 2006.

•
In July, sold Rumsey Center, a four-building, 135,000 square foot, single-story business park, for net proceeds of $15.0 million, bringing aggregate net proceeds from dispositions for the year to $68.7 million.

•	In July, our Board authorized a share repurchase program under which the Company may acquire up to five million shares of common stock over the next twelve months.

After thorough evaluation and discussion with the Board, the Company will immediately implement a plan designed to improve performance and create shareholder value by commencing a process to accelerate the sale of at least $200 million of assets. The Company will explore the sale of certain development assets, as well as non-core assets and those assets where the Company feels that it has maximized value.

The Company intends to utilize the proceeds from dispositions to repurchase common shares under the previously announced share repurchase program, redeem the Company’s 7.750% Series A Cumulative Redeemable Perpetual Preferred Shares, in whole or in part, beginning in late January 2016 and/or repay outstanding indebtedness.

“We had a strong quarter from both an operational and financial perspective, and I am pleased with our results. We delivered strong same-property NOI growth and increased our occupancy to the highest level we have achieved since the first quarter of 2006.” stated Douglas J. Donatelli, Chief Executive Officer of First Potomac Realty Trust, “In addition, I firmly believe that accelerating the monetization of selective assets and redeploying those proceeds back into the Company represents a more compelling investment opportunity, on

Earnings Release - Continued

a risk-adjusted basis, compared to the acquisition of real estate assets in our market, and provides the best path to maximizing shareholder value.”

In addition, consistent with the Board’s commitment to strong corporate governance, the roles of Chairman and Chief Executive Officer have been separated, with lead independent trustee, Terry Stevens, assuming the role of Chairman of the Board of Trustees.

“The Company is undertaking a number of deliberate actions to unlock shareholder value,” said Terry Stevens, the newly appointed Chairman of the Board of Trustees. The Board supports the management team’s goal to reduce corporate operating expenses, de-risk the portfolio, strengthen the balance sheet, and the Board will consider additional enhancements to the Company’s corporate governance to improve long-term shareholder value. First Potomac is a great company with a strong team and the right plan to maximize its potential.”

Second Quarter Results

Funds From Operations (“FFO”) available to common shareholders and Core FFO increased for the three and six months ended June 30, 2015 compared with the same periods in 2014 due to an increase in same-property net operating income, primarily as a result of higher occupancy in our portfolio. The increase in FFO available to common shareholders for the six months ended June 30, 2015 compared with the same period in 2014 was also attributable to a $2.4 million yield maintenance payment that we received in the first quarter of 2015 associated with the prepayment of the America’s Square mezzanine loan.

For the three months ended June 30, 2015, we did not exclude any items from FFO available to common shareholders in our calculation of Core FFO. FFO available to common shareholders and Core FFO were both $15.2 million, or $0.25 per diluted share, for the three months ended June 30, 2015. For the three months ended June 30, 2014, FFO available to common shareholders was $13.3 million, or $0.22 per diluted share, and Core FFO, which excluded $1.1 million of acquisition costs related to our second quarter 2014 acquisitions of 1401 K Street, NW and 1775 Wiehle Avenue, was $14.5 million, or $0.24 per diluted share. FFO available to common shareholders for the six months ended June 30, 2015 was $30.3 million, or $0.50 per diluted share, compared with $25.6 million, or $0.42 per diluted share, for the same period in 2014. Core FFO for the six months ended June 30, 2015 was $29.7 million, or $0.49 per diluted share, compared with $27.8 million, or $0.46 per diluted share, for the same period in 2014.

Earnings Release - Continued

A reconciliation between Core FFO and FFO available to common shareholders for the three and six months ended June 30, 2015 and 2014 is presented below (in thousands, except per share amounts):

	Three Months Ended June 30,				Six Months Ended June 30,
	2015		2014		2015		2014
	Amount	Per diluted share	Amount	Per diluted share	Amount	Per diluted share	Amount	Per diluted share
Core FFO	$15,227	$0.25	$14,452	$0.24	$29,652	$0.49	$27,816	$0.46
Yield maintenance payment(1)	—	—	—	—	2,426	0.04	—	—
Personnel separation costs	—	—	—	—	(405)	(0.01)	—	—
Loss on debt extinguishment	—	—	—	—	(489)	(0.01)	—	—
Deferred abatement and straight-line amortization(2)	—	—	—	—	(854)	(0.01)	(1,045)	(0.02)
Acquisition costs	—	—	(1,111)	(0.02)	—	—	(1,179)	(0.02)
FFO available to common shareholders	$15,227	$0.25	$13,341	$0.22	30,330	$0.50	$25,592	$0.42
Net income	$476		$18,334		$968		$16,892
Net (loss) income attributable to common shareholders per diluted common share(3)	$(0.04)		$0.25		$(0.09)		$0.17

(1)
On February 24, 2015, the owners of America’s Square, a 461,000 square foot office complex located in Washington, D.C., prepaid a mezzanine loan that had an outstanding balance of $29.7 million, which was scheduled to mature on May 1, 2016. We received a yield maintenance payment of $2.4 million associated with the prepayment of the loan.

(2)
As the result of the sales of the Richmond Portfolio in March 2015, and Girard Business Center and Gateway Center in January 2014, we accelerated the amortization of straight-line rents and deferred rent abatements related to those properties.

(3)	Reflects amounts attributable to noncontrolling interests and the impact of dividends on our preferred shares to arrive at net loss attributable to common shareholders.

A reconciliation of net income to FFO available to common shareholders and Core FFO, as well as definitions and statements of purpose, are included below in the financial tables accompanying this press release and under “Non-GAAP Financial Measures,” respectively.

Operating Performance

At June 30, 2015, our consolidated portfolio consisted of 112 buildings totaling 8.0 million square feet. Our consolidated portfolio was 91.0% leased and 89.1% occupied at June 30, 2015 compared with 91.8% leased and 88.0% occupied at March 31, 2015, and 89.5% leased and 86.0% occupied at June 30, 2014. Year-over-year, our consolidated portfolio experienced a 150 basis-point increase in its leased percentage and a 310 basis-point increase in its occupied percentage. The increase in occupancy during the second quarter of 2015 is primarily a result of the GSA taking occupancy of 82,000 square feet of space at Atlantic Corporate Park, a two-building, 219,000 square foot office property located in Sterling, Virginia. Atlantic Corporate Park was vacant at the time of its acquisition in November 2010 and was 82.9% leased and 81.6% occupied at June 30, 2015.

During the second quarter of 2015, we executed 197,000 square feet of leases, which consisted of 92,000 square feet of new leases and 105,000 square feet of renewal leases. New leases executed during the quarter included three office leases totaling 9,500 square feet at 440 First Street, NW in Washington, D.C., which brought the property to approximately 66% leased at June 30, 2015. In addition, new leases executed during the quarter included 14,000 square feet at Crossways Commerce Center, which is located in Southern Virginia,

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and a full-floor office lease totaling 9,600 square feet at 1401 K Street, NW, which is located in Washington, D.C. The 105,000 square feet of renewal leases in the quarter reflected a tenant retention rate of 49%, primarily as a result of two tenants vacating a combined 78,000 square feet in Northern Virginia. As a result of the two known move outs in Northern Virginia, we had negative net absorption of 71,000 square feet in the second quarter of 2015. For the six months ended June 30, 2015, we executed 526,000 square feet of leases, which included 220,000 square feet of new leases, had a tenant retention rate of 55% and negative net absorption of 77,000 square feet.

Same-Property Net Operating Income (“Same-Property NOI”) increased 5.2% and 4.2% on an accrual basis for the three and six months ended June 30, 2015, respectively, compared with the same periods in 2014. For the three months ended June 30, 2015, the increase in Same-Property NOI was primarily due to increases in occupancy at the following properties: Atlantic Corporate Park and Sterling Park Business Center, which are both located in Northern Virginia; 1211 Connecticut Avenue, NW and 840 First Street, NE, which are both located in Washington, D.C.; TenThreeTwenty, which is located in Maryland; and Crossways Commerce Center and Greenbrier Business Park, which are both located in Southern Virginia. The increase in Same-Property NOI for the three months ended June 30, 2015 was partially offset by a decrease in Same-Property NOI for the Maryland region compared with the same period in 2014 as a result of a decrease in occupancy at Ammendale Business Park. For the six months ended June 30, 2015, the increase in Same-Property NOI compared with the same period in 2014 was primarily due to an increase in occupancy.

A reconciliation of net income to Same-Property NOI and a definition and statement of purpose are included below in the financial tables accompanying this press release and under “Non-GAAP Financial Measures,” respectively.

A list of our properties, as well as additional information regarding our results of operations, and our definition of “strategic hold,” “value add” and “non-core” as they relate to our portfolio, can be found in our Second Quarter 2015 Supplemental Financial Information Report, which is posted on our website, www.first-potomac.com.

Disposition

On July 28, 2015, we sold Rumsey Center, a four-building, single-story business park totaling 135,000 square feet, which is located in Columbia, Maryland, for net proceeds of $15.0 million. At June 30, 2015, we classified the property as “held-for-sale” on our consolidated balance sheet. The operating results of Rumsey Center are reflected in continuing operations in our consolidated statements of operations for each of the periods presented in this press release.

Financing Activity

On July 21, 2015, we prepaid, without penalty, the $64.2 million outstanding balance on our Jackson National Life Loan, which was scheduled to mature in August 2015 and was secured by the following properties: Plaza 500, Van Buren Office Park, Greenbrier Technology Center II, Norfolk Business Center, Snowden Center and Rumsey Center, which was subsequently sold on July 28, 2015. The loan was prepaid with a draw under our unsecured revolving credit facility.

Earnings Release - Continued

Share Repurchase Program

In July 2015, our Board of Trustees authorized a share repurchase program that allows us to acquire up to five million of our common shares of beneficial interest from time to time over the next twelve months in open market transactions at prevailing prices or in negotiated private transactions. As of the date of this release, we had 58.8 million common shares outstanding. We are not obligated to acquire a particular amount of common shares and the share repurchase program may be suspended by the Board of Trustees at any time.

Balance Sheet

We had $754.6 million of debt outstanding at June 30, 2015, including $8.1 million of fixed-rate debt included in Liabilities Held-for-Sale, of which $248.4 million was fixed-rate debt, $300.0 million was hedged variable-rate debt and $206.2 million was unhedged variable-rate debt.

Dividends

On July 28, 2015, we declared a dividend of $0.15 per common share, equating to an annualized dividend of $0.60 per common share. The dividend will be paid on August 17, 2015 to common shareholders of record as of August 10, 2015. We also declared a dividend of $0.484375 per share on our Series A Preferred Shares. The dividend will be paid on August 17, 2015 to preferred shareholders of record as of August 10, 2015.

Core FFO Guidance

We are raising the low end of our full-year 2015 Core FFO guidance to $0.93, bringing the updated guidance range to $0.93 to $0.98 per diluted share. Our revised guidance reflects all completed capital recycling activities as of the date of this release. The following is a summary of the assumptions that we used in arriving at our guidance (unaudited, amounts in thousands except percentages and per share amounts):

	Expected Ranges
Portfolio NOI(1)(2)	$106,500	-	$108,500
Interest and Other Income(3)	$4,000	-	$4,500
FFO from Unconsolidated Joint Ventures	$5,500	-	$6,000
Interest Expense	$27,000	-	$29,000
G&A(4)	$19,500	-	$20,500
Preferred Dividends	$12,400
Weighted Average Shares and Units(5)	60,750	-	61,250
Year-End Occupancy	90.0%	-	91.0%
Same Property NOI Growth - Accrual Basis(1)	2.0%	-	3.0%

(1)	Assumes the sale of the Richmond portfolio and Rumsey Center are the only 2015 dispositions. No additional acquisitions or dispositions are assumed in 2015.

(2)	The range excludes the acceleration of $0.9 million of deferred rent abatements and straight-line rent amortization associated with the Richmond portfolio disposition in March 2015.

(3)	The range excludes the yield maintenance payment of $2.4 million we received in conjunction with the repayment of the America’s Square mezzanine loan that occurred on February 24, 2015.

(4)	The range excludes personnel separation costs of $0.4 million that were recorded in the first quarter of 2015.

(5)	Assumes no repurchases under the share repurchase program.

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Our guidance is also based on a number of other assumptions, many of which are outside our control and all of which are subject to change. We may change our guidance as actual and anticipated results vary from these assumptions.

Guidance Range for 2015	Low Range	High Range
Net loss attributable to common shareholders per diluted share	$(0.10)	$(0.07)
Real estate depreciation(1)	1.06	1.07
Net gain attributable to noncontrolling interests and items excluded from Core FFO per diluted share(2)	(0.03)	(0.02)
Core FFO per diluted share	$0.93	$0.98

(1)	Includes our pro-rata share of depreciation from our unconsolidated joint ventures and depreciation related to disposed properties.

(2)
Items excluded from Core FFO consist of the gains or losses associated with disposed properties, loss on debt extinguishment, personnel separation costs, acceleration of deferred rent abatements and straight-line rent amortization associated with the Richmond portfolio sale, and the yield maintenance payment we received in conjunction with the America’s Square mezzanine loan repayment.

Investor Conference Call and Webcast

We will host a conference call on July 31, 2015 at 9:00 AM ET to discuss second quarter 2015 results. The conference call can be accessed by dialing (877) 705-6003 or (201) 493-6725 for international participants. A replay of the call will be available from 12:00 Noon ET on July 31, 2015, until midnight ET on August 7, 2015. The replay can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers, and entering pin number 13612957.

A live broadcast of the conference call will also be available online at our website, www.first-potomac.com, on July 31, 2015, beginning at 9:00 AM ET. An online replay will follow shortly after the call and will continue for 90 days.

About First Potomac Realty Trust

First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that focuses on owning, operating, developing and redeveloping office and business park properties in the greater Washington, D.C. region. As of June 30, 2015, our consolidated portfolio totaled 8.0 million square feet. Based on annualized cash basis rent, our portfolio consists of 63% office properties and 37% business park and industrial properties. A key element of First Potomac's overarching strategy is its dedication to sustainability. Over one million square feet of First Potomac property is LEED Certified, with the potential for another 700,000 square feet in future development projects. Approximately half of the portfolio's multi-story office square footage is LEED or Energy Star Certified. FPO common shares (NYSE: FPO) and preferred shares (NYSE: FPO-PA) are publicly traded on the New York Stock Exchange.

Non-GAAP Financial Measures

Funds From Operations - Funds From operations (“FFO”) represents net income (computed in accordance with U.S. generally accepted accounting principles (“GAAP”)), excluding gains (losses) on sales of rental property and impairments of rental property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and

Earnings Release - Continued

joint ventures. We also exclude any depreciation and amortization related to third parties from our consolidated joint venture from our FFO calculation. FFO available to common shareholders is calculated as FFO less accumulated dividends on our preferred shares for all the periods presented

We consider FFO and FFO available to common shareholders a useful measure of performance for an equity real estate investment trust (“REIT”) because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assume that the value of rental property diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, we believe that FFO provides a meaningful indication of our performance. We also consider FFO an appropriate performance measure given its wide use by investors and analysts. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999, April 2002 and January 2012), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions.. We present FFO per diluted share calculations that are based on the outstanding dilutive common shares plus the outstanding common Operating Partnership units for the periods presented.

Core FFO - Management believes that the computation of FFO in accordance with NAREIT’s definition includes certain items that are not indicative of the results provided by our operating portfolio and affect the comparability of our period-over-period performance. These items include, but are not limited to, gains and losses on the retirement of debt, legal costs associated with the informal SEC inquiry, personnel separation costs, contingent consideration charges, acceleration of deferred abatement and straight-line amortization, gains on the receipt of yield maintenance payments from the prepayment of a note receivable and acquisition costs. Core FFO is presented less accumulated dividends on our preferred shares for all the periods presented.

Neither our presentation of FFO in accordance with the NAREIT white paper, nor our presentation of Core FFO, should be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity. Our FFO and Core FFO calculations are reconciled to net income (loss) in our Consolidated Statements of Operations included in this release.

NOI - We define net operating income (“NOI”) as operating revenues (rental income, tenant reimbursements and other income) less property and related expenses (property expenses, real estate taxes and insurance). Management believes that NOI is a useful measure of our property operating performance as it provides a performance measure of the revenues and expenses directly associated with owning, operating, developing and redeveloping office and business park properties, and provides a perspective not immediately apparent from net income or FFO. Other REITs may use different methodologies for calculating NOI and, accordingly, our NOI may not be comparable to other REITs. Our NOI calculations are reconciled to total revenues and total operating expenses at the end of this release.

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Same-Property NOI - Same-Property Net Operating Income (“Same-Property NOI”), defined as operating revenues (rental, tenant reimbursements and other revenues) less operating expenses (property operating expenses and real estate taxes and insurance) from the consolidated properties owned by us and in-service for the entirety of the periods compared, is a primary performance measure we use to assess the results of operations at our properties. As an indication of our operating performance, Same-Property NOI should not be considered an alternative to net income calculated in accordance with GAAP. A reconciliation of our Same-Property NOI to net income from our consolidated statements of operations is presented below. The Same-Property NOI results exclude corporate-level expenses, as well as certain transactions, such as the collection of termination fees, as these items vary significantly period-over-period, thus impacting trends and comparability. Also, we eliminate depreciation and amortization expense, which are property level expenses, in computing Same-Property NOI as these are non-cash expenses that are based on historical cost accounting assumptions and do not offer the investor significant insight into the operations of the property. This presentation allows management and investors to distinguish whether growth or declines in net operating income are a result of increases or decreases in property operations or the acquisition of additional properties. While this presentation provides useful information to management and investors, the results below should be read in conjunction with the results from the consolidated statements of operations to provide a complete depiction of total Company performance.

Forward Looking Statements

The forward-looking statements contained in this press release, including statements regarding our 2015 Core FFO guidance and related assumptions, potential dispositions and the timing and pricing of such, and future acquisition and growth opportunities, are subject to various risks and uncertainties. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that our expectations will be achieved. Certain factors that could cause actual results to differ materially from our expectations include changes in general or regional economic conditions; our ability to timely lease or re-lease space at current or anticipated rents; changes in interest rates; changes in operating costs; our ability to complete acquisitions on acceptable terms; our ability to manage our current debt levels and repay or refinance our indebtedness upon maturity or other required payment dates; our ability to maintain financial covenant compliance under our debt agreements; our ability to maintain effective internal controls over financial reporting and disclosure controls and procedures; any impact of the informal inquiry initiated by the U.S. Securities and Exchange Commission (the “SEC”); our ability to obtain debt and/or financing on attractive terms, or at all; changes in the assumptions underlying our earnings and Core FFO guidance and other risks detailed in our Annual Report on Form 10-K and described from time to time in our filings with the SEC. Many of these factors are beyond our ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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Consolidated Statements of Operations
(unaudited, amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2014	2014
Revenues:
Rental	$34,844	$31,619	$69,224	$62,052
Tenant reimbursements and other	8,195	7,688	17,664	16,619
Total revenues	43,039	39,307	86,888	78,671
Operating expenses:
Property operating	10,661	10,224	23,775	22,261
Real estate taxes and insurance	4,811	4,241	9,854	8,373
General and administrative	4,979	5,218	10,505	10,414
Acquisition costs	—	1,111	—	1,179
Depreciation and amortization	16,817	14,829	33,151	29,139
Impairment of rental property	—	3,956	—	3,956
Total operating expenses	37,268	39,579	77,285	75,322
Operating income	5,771	(272)	9,603	3,349
Other expenses (income):
Interest expense	6,725	6,031	13,633	11,768
Interest and other income	(974)	(1,670)	(4,802)	(3,428)
Equity in (earnings) losses of affiliates	(456)	(199)	(803)	28
Gain on sale of rental property	—	(21,230)	—	(21,230)
Total other expenses (income)	5,295	(17,068)	8,028	(12,862)
Income from continuing operations	476	16,796	1,575	16,211
Discontinued operations:
Income (loss) from operations	—	254	(975)	(657)
Loss on debt extinguishment	—	—	(489)	—
Gain on sale of rental property	—	1,284	857	1,338
Income (loss) from discontinued operations	—	1,538	(607)	681
Net income	476	18,334	968	16,892
Less: Net loss (income) attributable to noncontrolling interests	114	(652)	227	(458)
Net income attributable to First Potomac Realty Trust	590	17,682	1,195	16,434
Less: Dividends on preferred shares	(3,100)	(3,100)	(6,200)	(6,200)
Net (loss) income attributable to common shareholders	$(2,510)	$14,582	$(5,005)	$10,234
Depreciation and amortization:
Rental property	16,817	14,829	33,151	29,139
Discontinued operations	—	822	1,222	2,071
Unconsolidated joint ventures	1,032	1,014	2,043	2,302
Impairment of rental property	—	3,956	—	3,956
Gain on sale of rental property	—	(22,514)	(857)	(22,568)
Net (loss) income attributable to noncontrolling interests in the Operating Partnership	(112)	652	(224)	458
Funds from operations available to common shareholders	$15,227	$13,341	$30,330	$25,592

Earnings Release - Continued

Consolidated Statements of Operations
(unaudited, amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Funds From operations (FFO)	$18,327	$16,441	$36,530	$31,792
Less: Dividends on preferred shares	(3,100)	(3,100)	(6,200)	(6,200)
FFO available to common shareholders	15,227	13,341	30,330	25,592
Yield maintenance payment	—	—	(2,426)	—
Personnel separation costs	—	—	405	—
Loss on debt extinguishment	—	—	489	—
Deferred abatement and straight-line amortization	—	—	854	1,045
Acquisition costs	—	1,111	—	1,179
Core FFO	$15,227	$14,452	$29,652	$27,816
Basic and diluted earnings per common share:
(Loss) income from continuing operations available to common shareholders	$(0.04)	$0.22	$(0.08)	$0.16
Income (loss) from discontinued operations available to common shareholders	—	0.03	(0.01)	0.01
Net (loss) income available to common shareholders	$(0.04)	$0.25	$(0.09)	$0.17
Weighted average common shares outstanding:
Basic	58,280	58,146	58,241	58,122
Diluted	58,280	58,220	58,241	58,190
FFO available to common shareholders per share - basic and diluted	$0.25	$0.22	$0.50	$0.42
Core FFO per share - diluted	$0.25	$0.24	$0.49	$0.46
Weighted average common shares and units outstanding:
Basic	60,902	60,777	60,868	60,752
Diluted	60,982	60,850	60,969	60,820

Earnings Release - Continued

Consolidated Balance Sheets
(Amounts in thousands, except per share amounts)

	June 30, 2015	December 31, 2014
	(unaudited)
Assets:
Rental property, net	$1,286,301	$1,288,873
Assets held-for-sale	11,677	59,717
Cash and cash equivalents	12,735	13,323
Escrows and reserves	2,529	2,986
Accounts and other receivables, net of allowance for doubtful accounts of $1,350 and $1,207, respectively	11,656	10,587
Accrued straight-line rents, net of allowance for doubtful accounts of $97 and $104, respectively	38,986	34,226
Notes receivable, net	34,000	63,679
Investment in affiliates	48,059	47,482
Deferred costs, net	45,403	43,991
Prepaid expenses and other assets	6,117	7,712
Intangible assets, net	40,019	45,884
Total assets	$1,537,482	$1,618,460
Liabilities:
Mortgage and Construction loans	$294,499	$305,139
Unsecured term loan	300,000	300,000
Unsecured revolving credit facility	152,000	205,000
Liabilities held-for-sale	8,307	4,562
Accounts payable and other liabilities	44,178	41,113
Accrued interest	1,657	1,720
Rents received in advance	6,942	7,971
Tenant security deposits	5,904	5,891
Deferred market rent, net	2,510	2,827
Total liabilities	815,997	874,223
Noncontrolling interests in the Operating Partnership	30,389	33,332
Equity:
Preferred Shares, $0.001 par value, 50,000 shares authorized; Series A Preferred Shares, $25 liquidation preference, 6,400 shares issued and outstanding	160,000	160,000
Common shares, $0.001 par value, 150,000 shares authorized; 58,758 and 58,815 shares issued and outstanding, respectively	59	59
Additional paid-in capital	916,385	913,282
Noncontrolling interests in a consolidated partnership	800	898
Accumulated other comprehensive loss	(3,582)	(3,268)
Dividends in excess of accumulated earnings	(382,566)	(360,066)
Total equity	691,096	710,905
Total liabilities, noncontrolling interests and equity	$1,537,482	$1,618,460

Earnings Release - Continued

Same-Property Analysis
(unaudited, dollars in thousands)

Same Property NOI(1)	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Total base rent	$29,797	$29,038	$59,321	$58,120
Tenant reimbursements and other	7,488	7,020	16,222	15,327
Property operating expenses(2)	(8,567)	(8,489)	(19,533)	(19,339)
Real estate taxes and insurance	(3,762)	(3,855)	(7,781)	(7,803)
Same-Property NOI - accrual basis	24,956	23,714	48,229	46,305

Straight-line revenue, net	88	(333)	(82)	(715)
Deferred market rental revenue, net	(15)	1	(30)	5
Same-Property NOI - cash basis	$25,029	$23,382	$48,117	$45,595

Change in same-property NOI - accrual basis	5.2%		4.2%
Change in same-property NOI - cash basis	7.0%		5.5%

Same-property percentage of total portfolio (sf)	93.2%		93.2%

Reconciliation of Consolidated NOI to Same-Property NOI	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Total revenues	$43,039	$39,307	$86,888	$78,671
Property operating expenses	(10,661)	(10,224)	(23,775)	(22,261)
Real estate taxes and insurance	(4,811)	(4,241)	(9,854)	(8,373)
NOI	27,567	24,842	53,259	48,037
Less: Non-same property NOI	(2,612)	(1,128)	(5,030)	(1,732)
Same-Property NOI - accrual basis	$24,955	$23,714	$48,229	$46,305

Change in Same-Property NOI (accrual basis)
By Region	Three Months Ended June 30, 2015	Percentage of Base Rent	Six Months Ended June 30, 2015	Percentage of Base Rent
Washington, D.C.	12.2%	15%	4.8%	15%
Maryland	(1.2)%	30%	1.8%	30%
Northern Virginia	5.3%	35%	5.4%	35%
Southern Virginia	10.4%	20%	5.6%	20%

By Type
Business Park / Industrial	2.9%	39%	2.7%	39%
Office	7.0%	61%	5.2%	61%

(1)
Same-property comparisons are based upon those consolidated properties owned and in-service for the entirety of the periods presented. Same-property results exclude the operating results of the following non same-properties that were owned as of June 30, 2015: 440 First Street, NW, Storey Park, 1401 K Street, NW, 1775 Wiehle Avenue and 11 Dupont Circle, NW.

(2)	Same-property operating expenses have been adjusted to reflect a normalized management fee in lieu of an administrative overhead allocation for comparative purposes.